EXHIBIT 11a. - Computation of Per Share Earnings (in thousands except per share data) (unaudited)
- --------------------------------------------------------------------------------

                                                                      THREE MONTHS ENDED JUNE 30,
                                                              --------------------------------------------
                                                                     1996                      1995
                                                              --------------------------------------------
                                                              Common and            Common and
                                                                Common                Common
                                                              Equivalent    Full    Equivalent     Full
                                                                Shares    Dilution    Shares     Dilution
                                                              ----------  --------  -----------  ---------

Weighted average common shares outstanding                        16,233    16,233      13,078     13,078
Incremental shares assumed to be issued                            1,340     1,469       2,924      2,924
                                                                 -------   -------     -------    -------
Total shares outstanding for calculation                          17,573    17,702      16,002     16,002
                                                                 =======   =======     =======    =======

Net income before extraordinary item as reported                 $ 4,614   $ 4,614     $   914    $   914
Deduct dividends on Cumulative Convertible Preferred Stock            --        --         (16)       (16)
                                                                 -------   -------     -------    -------
Net income available to common shareholders before               $ 4,614   $ 4,614     $   898    $   898
   extraordinary item
      Extraordinary item                                           1,888     1,888          --         --
                                                                 -------   -------     -------    -------
      Net income for calculation                                 $ 6,502   $ 6,502     $   898    $   898
                                                                 =======   =======     =======    =======
Net income per share:
   Before extraordinary item                                     $   .26   $   .26     $   .06    $   .06
   Extraordinary item                                                .11       .11          --         --
                                                                 -------   -------     -------    -------
                                                                 $   .37   $   .37     $   .06    $   .06
                                                                 =======   =======     =======    =======